UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2016

Southeastern Bank Financial Corporation
(Exact name of registrant as specified in charter)

Georgia	0-24172	58-2005097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3530 Wheeler Road, Augusta, GA	30909
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (706) 738-6990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On October 18, 2016 Southeastern Bank Financial Corporation (“Southeastern”) held a special meeting of shareholders (the “special meeting”) in Augusta, Georgia. At the special meeting, there were present in person or by proxy 4,329,159 shares of Southeastern’s common stock, representing 63.65% of the total outstanding eligible votes. At the special meeting, the shareholders of the Company were asked to vote on (1) the approval of the Agreement and Plan of Merger, dated as of June 16, 2016, by and between South State Corporation (“South State”) and Southeastern, pursuant to which Southeastern will merge with and into South State (the “merger proposal”); (2) adjournment of the Southeastern special meeting, if necessary or appropriate, to solicit additional proxies in favor of the South State merger proposal (the “adjournment proposal”); and (3) a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Southeastern may receive in connection with the merger pursuant to agreements or arrangements with Southeastern (the “compensation proposal”). The voting results for the proposals are below:

1) With respect to the merger proposal, the votes were as follows:

		% of Shares	% of Shares
	Votes	Outstanding	Voted

Voting For	4,006,283	58.91%	92.54%
Voting Against	319,922	4.70%	7.39%
Abstain From Voting	2,954	0.04%	0.07%

Total	4,329,159	63.65%	100.00%

Of the shares voted, 92.54% were voted in favor of the Southeastern merger proposal.

2) The adjournment proposal was withdrawn, as sufficient votes were cast at the special meeting to approve the merger proposal.

3) With respect to the compensation proposal, the votes were as follows:

		% of Shares	% of Shares
	Votes	Outstanding	Voted

Voting For	3,939,610	57.93%	91.00%
Voting Against	376,425	5.53%	8.70%
Abstain From Voting	13,124	0.19%	0.30%

Total	4,329,159	63.65%	100.00%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHEASTERN BANK FINANCIAL
CORPORATION

By:
Dated: October 19, 2016
/s/ Darrell R. Rains
	Name:	Darrell R. Rains
	Title:	Executive Vice President & Chief Financial Officer

2